                                                                     Exhibit 2.1


                              ACQUISITION AGREEMENT


      THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into this 23rd day of April, 2002, by and among Inventoy.com, Inc., a Delaware corporation, with its principal place of business at 6786 Willowood Drive, Suite G1006, Boca Raton, Florida 33434 ("Inventoy"); Assure Oil and Gas Inc., a company organized under the laws of Ontario, with its principal place of business at 6 Adelaide Street East, Suite 300, Toronto, Ontario Canada M5C 1L6 ("Assure"); and the Assure shareholders listed on Exhibit A attached hereto and made a part hereof (singularly and collectively referred to herein as the "Shareholders"). Inventoy, Assure and the Shareholders are referred to severally herein as a "Party" and jointly as the "Parties".

                                    PREAMBLE

      WHEREAS, Assure has authorized capital stock consisting of an unlimited number of common shares at no par value (the "Common Stock") and an unlimited number of preferred shares issuable in series (the "Preferred Stock") of which One Thousand (1,000) shares of Common Stock are issued and outstanding and owned by the Shareholders; and

      WHEREAS, Inventoy desires to acquire all of the Common Stock owned by the Shareholders, making Assure a wholly owned subsidiary of Inventoy, in exchange for Two Million Four Hundred Thousand (2,400,000) units, each unit consisting of one (1) share of common stock of Inventoy, one (1) A Warrant entitling the holder to acquire another share of Inventoy common stock at $.50 per share, for up to five years from the date of issue (the "A Warrants"), and one (1) B Warrant entitling the holder to acquire another share of Inventoy common stock at $1.00 per share, for up to five years from the date of issue (the "B Warrants"), and the Shareholders similarly desire to make such exchange; and

      WHEREAS, the parties desire that the exchange qualify as a tax free exchange meeting the requirements of Article 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the parties intending to be legally bound, hereby agree as follows:

                                   WITNESSETH:


                                    ARTICLE 1
                                 EFFECTIVE DATE

      The effective date of the transactions contemplated by this Agreement shall be April 1, 2002.

                                    ARTICLE 2
                               EXCHANGE OF SHARES

      Subject to the hereinafter described conditions, Inventoy hereby agrees to transfer and deliver Two Million Four Hundred Thousand (2,400,000) units, each unit consisting of one (1) share of Inventoy common stock, one (1) A Warrant and one (1) B Warrant (the "Units"), to the Shareholders in exchange for all of the capital stock of Assure, consisting of One Thousand (1,000) shares of Common Stock owned by the Shareholders (the "Assure Shares"). Each Shareholder shall receive the number of Units listed directly across from his or her name on Exhibit A hereto, such number representing the same proportional share of the total Units as the Shareholder currently holds of the Assure Shares. The Units will have registration rights as set forth in that certain Registration Rights Agreement, dated the date hereof, between Inventoy and the Shareholders, and attached hereto as Exhibit D.


                                    ARTICLE 3
                                     CLOSING

      The exchange of the Units for the Assure Shares (the "Share Exchange") shall take place at the offices of Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017, or such other place as the parties may mutually agree (the "Closing"). The Closing shall take place as soon as practicable after the execution of this Agreement, but in all events not later than five (5) business days from the date hereof, unless mutually extended by the parties. The date on which the Closing occurs is referred to herein at the Closing Date. At the Closing:

(a) The Shareholders shall tender to Inventoy certificates representing all of Assure's authorized, issued and outstanding capital stock, duly endorsed in blank and in proper form for transfer to Inventoy, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to Inventoy, in compliance with all applicable laws; and

(b) Inventoy shall tender to the Shareholders certificates representing an aggregate of Two Million Four Hundred Thousand (2,400,000) Units and such other items as shall be required to convey such stock to the Shareholders in compliance with all applicable laws.

      Inventoy's board of directors currently consists of three (3) members, namely, Ed Kaplan, Douglas Kaplan and Ron Beit-Halachmy. Following the Closing, one (1) member of Inventoy's board of directors shall resign. A third member will be appointed by Assure to fill the vacancy. The resigning director shall have the right to be indemnified by Inventoy for acts or omissions as director of Inventoy, and Inventoy shall obtain directors and officers tail insurance coverage for all the members of its newly formed board.

                                    ARTICLE 4
                           EXEMPTION FROM REGISTRATION

      (a) Assure and the Shareholders hereby represent, warrant, covenant and acknowledge that:

            (1) The Units are being issued to them without registration under the provisions of Article 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to exemptions provided pursuant to
            Article 4(2) thereof;

            (2) All of the certificates for the Units will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such Units are either registered under the provisions of
            Article 5 of the Act and under applicable state securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to Inventoy, is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

            (3) Inventoy's transfer agent shall be instructed not to transfer any of the Units unless Inventoy advises it that such transfer is in compliance with all applicable laws;

            (4) The Shareholders are acquiring the Units for investment purposes only, and not with a view to further sale or distribution; and

            (5) Assure, the Shareholders and their advisors have been given and had access to all reports filed by Inventoy with the Securities and Exchange Commission and have examined all of Inventoy's books, records and financial statements and fully and completely questioned Inventoy's officers and directors to their satisfaction as to all matters they deemed pertinent.

(b) Inventoy hereby represents, warrants, covenants and acknowledges that:

            (1) The Units are being transferred without registration under the provisions of Article 5 of the Act pursuant to exemptions provided pursuant to Article 4(2) thereof;

            (2) The certificates for the Units will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such Units are either registered under the provisions of Article 5 of the Act and under applicable state securities laws, or such registration is not required as a result of applicable exemptions therefrom;

            (3) Inventoy shall not transfer any of the Units except in compliance with all applicable laws; and

            (4) Inventoy has been given and had access to all books, records and financial statements of Assure and has fully and completely questioned Assure's officers and directors to its satisfaction as to all matters it deemed pertinent.


                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                         OF ASSURE AND THE SHAREHOLDERS

      Assure and each of the Shareholders hereby represent and warrant to Inventoy as follows;

      (a) Assure is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was incorporated, which is Ontario. The charter documents and by-laws of Assure have been duly adopted or ratified and are current, correct and complete. Assure has the legal capacity and all necessary corporate and shareholder authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

      (b) At the Closing, Assure shall own all of its assets as described in Schedule B hereto free and clear of all liens, claims, charges, and any other encumbrances. Exhibit B hereto contains a complete list of Assure's assets.

      (c) At the Closing, Assure shall have no material liabilities other than those liabilities listed in Exhibit C hereof.

      (d) The Assure Shares represent all of Assure's issued and outstanding capital stock. At the Closing, Assure shall have no outstanding subscriptions, agreements, options, warrants, or other convertible securities that could result in an obligation to issue additional capital stock of Assure. All of the Assure Share's are validly issued, fully paid and non-assessable;

      (e) This Agreement has been duly authorized, executed and delivered by Assure and each of the Shareholders and constitutes a legal, valid and binding obligation of Assure and each of the Shareholders, enforceable against Assure and each of the Shareholders in accordance with its terms;

      (f) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Assure of, any of the terms or provisions of, or constitute a default under, the certificate of incorporation or bylaws of Assure, or any material agreement or instrument to which Assure is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over Assure or Assure's properties, and will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which Assure is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements for the performance by Assure of its obligations hereunder;

      (g) There is no litigation or proceeding pending or, to the best knowledge of Assure and the Shareholders, threatened, against Assure, the property of Assure, or any of the Shareholders which would have any effect on the validity or performance of this Agreement;

      (h) Assure and the Shareholders are aware that the Units have not been registered under the Act and may not be transferred or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available. Additionally, each of the Shareholders has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the exchange of the Units and making an informed investment decision with respect thereto, has evaluated the merits and risks of the exchange of the Units, and is able to bear the economic risk of exchanging the Units;

      (i) Each of the Shareholders is purchasing the Units for its own account for investment purposes and not with a view to "distribute" the Units as that term is defined in the Act;

      (j) Assure and each of the Shareholders have been provided with any and all written information and materials concerning Inventoy and its business which it has requested and has had the opportunity to conduct and has conducted its own due diligence investigation in connection with the transactions set forth herein;

      (k) Neither Inventoy, nor any person acting on behalf of Inventoy, has offered, offered to sell, offered for sale or sold the Units to the Shareholders by means of any form of general public solicitation or advertising;

      (l) Assure shall file in a timely manner with the appropriate governmental agencies all tax returns and tax reports required to be filed; all federal, provincial and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and Assure is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against Assure;

      (m) There are presently no undisclosed contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to Assure, which might result in a material adverse change in the future financial condition or operations of Assure;

      (n) No undisclosed transactions have been entered into either by or on behalf of Assure, other than in the ordinary course of business, nor have any acts been performed (including within the definition of the term "performed," the failure to perform any required acts) which would adversely affect the good will of Assure, nor will any such transactions be entered into prior to the Closing;

      (o)   Assure does not have any subsidiaries;

      (p) Each of the Shareholders owns his, her or its Assure Shares free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances and shall deliver the Assure Shares to Inventoy at Closing free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances;

      (q) Assure shall comply, at Assure's expense, with all Federal, provincial and local stock transfer tax requirements;

      (r) Except as contemplated by this Agreement or as expressly agreed to in writing by Inventoy, during the period from the date of this Agreement to the Closing Date, Assure will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a material adverse effect on its ability to consummate this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date, Assure will not, without the prior written consent of Inventoy, it being understood that such consent shall not be unreasonably withheld:

            (1) amend its charter documents or bylaws (or similar organizational documents);

            (2) authorize for issuance, issue, sell, deliver, grant any options or warrants for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

            (3) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

            (4) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business or; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

            (5) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing benefit plans, if any, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

            (6) except as contemplated by the Letter of Intent with Westerra 2000, Inc., in the form attached hereto as Exhibit E, enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (7) except as contemplated by Letter of Intent with Westerra 2000, Inc., in the form attached hereto as Exhibit E, other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

            (8)   change any material accounting or tax procedure or practice;

            (9) take any action the taking of which, or knowingly fail to take any action the failure of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or failure to act as though made at and as of the date of such action or failure to act;

            (10) compromise, settle or otherwise modify any material claim or litigation;

            (11)  permit any existing insurance policy insuring Assure's
            assets to terminate;    or

            (12)  commit, promise or agree to do any of the foregoing.

      (s) Assure shall use its reasonable best efforts to continue to maintain and service its assets consistent with past practice. Assure shall not directly or indirectly, sell or encumber all or any part of its assets, other than sales in the ordinary course of business, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing.

      (t) Assure shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF INVENTOY

      Inventoy hereby represents and warrants to Assure and the Shareholders as follows:

      (a) Inventoy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the legal capacity and all necessary corporate authority to carry on its business, to own its properties and assets, and to enter into and perform this Agreement and to consummate the transactions contemplated hereby;

      (b) This Agreement has been duly authorized, executed and delivered by Inventoy and constitutes a legal, valid and binding obligation of Inventoy, enforceable against Inventoy in accordance with its terms;

      (c) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by Inventoy of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of Inventoy, or any material agreement or instrument to which Inventoy is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over Inventoy or Inventoy's properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which Inventoy is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by Inventoy of its obligations hereunder;

      (d) There is no litigation or proceeding pending or, to the best knowledge of Inventoy, threatened, against Inventoy which would have any material effect on the validity or performance of this Agreement;

      (e) The shares of Inventoy common stock issued as a part of the Units will, when issued, be duly authorized, validly issued, fully paid, and non-assessable; The A Warrants and B Warrants issued as part of the units will, when issued, be duly authorized and validly issued.

      (f) Except as contemplated by this Agreement, or as expressly agreed to in writing by Assure, during the period from the date of this Agreement to the Closing Date, Inventoy will conduct its operations only in the ordinary course of business consistent with sound financial, operational and regulatory practice, and will take no action which would have a material adverse effect on its ability to consummate this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date, Inventoy will not, without the prior written consent of Assure, it being understood that such consent shall not be unreasonably withheld:

            (1) amend its charter documents or bylaws (or similar organizational documents);

            (2) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

            (3) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

            (4) (i) create, incur, assume or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities exceeding USD $2.0 million or in the ordinary course of business; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

            (5) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees everywhere, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing benefit plans, if any, except for holiday bonuses in an aggregate amount not to exceed holiday bonuses for the prior year, or (iii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreements or arrangements with any of its directors, officers or other employees;

            (6) enter into any material agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business;

            (7) other than in the ordinary course of business, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition or encumbrance of a material amount of assets or securities, (iv) merger or consolidation or (v) material change in its capitalization;

            (8)   change any material accounting or tax procedure or practice;

            (9) take any action the taking of which, or knowingly omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all material respects as of the date of such action or omission as though made at and as of the date of such action or omission;

            (10) compromise, settle or otherwise modify any material claim or litigation;

            (11) permit any existing insurance policy insuring Inventoy's assets to terminate; or

            (12)  commit, promise or agree to do any of the foregoing.

      (g) Inventoy shall use its reasonable best efforts to continue to maintain and service it assets consistent with past practice. Except for the sale of Inventoy.com International, Inc., Inventoy shall not directly or indirectly, sell or encumber all or any part of its assets, other than sales in the ordinary course of business.

      (h) Except for the transactions contemplated in connection with the sale of Inventoy.com International, Inc., Inventoy shall use commercially reasonable efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others having business relations with it.


                                    ARTICLE 7
                         JOINT COVENANTS OF THE PARTIES

      (a) Each of Inventoy, on the one hand, and Assure and each of the Shareholders, on the other hand, shall give prompt notice to each other of the following:

            (1) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, or (ii) directly or indirectly, any material adverse effect to the assets, business, financial condition or results of operations of any Party; and

            (2) any material failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      (b) From the date hereof to the Closing Date, Inventoy and Assure shall, and shall cause its officers, directors, employees, auditors, counsel and agents to, afford the officers, employees, auditors, counsel, financial advisors and agents of the other Party complete access at all reasonable times to such Party's officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

      (c) Assure and Inventoy shall issue a joint press release announcing the terms of this Agreement in form mutually acceptable to the Parties as promptly as practicable if, in the good faith opinion of counsel for Inventoy, such public disclosure is required by the Securities and Exchange Commission or the NASD OTCBB. Assure acknowledges that Inventoy is a publicly traded company with disclosure obligations under federal and state securities laws and regulations and that the existence, conduct and results of the relationship between Assure and Inventoy may present material disclosure items for Inventoy. In the event that Assure and Inventoy shall disagree over the form or substance of any public press release communication, Inventoy shall be justified in relying on the advice of its counsel regarding the obligations of Inventoy under any federal or state securities laws or regulations in deciding whether to release any public press release without the prior consent of Assure. Inventoy will provide copies of any public announcement to Assure prior to any public dissemination of such announcement.

      (d) Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate as promptly as practicable this Agreement and shall use its commercially reasonable efforts to obtain all required consents, and to effect all necessary filings under the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to fulfill the conditions herein to the extent that the fulfillment thereof is within a Party's control.

      (e) Inventoy shall pay all of the legal, accounting and other expenses incurred by Inventoy in connection with this Agreement. Assure shall pay all of the legal, accounting and other expenses incurred by Assure and the Shareholders in connection with this Agreement.

      (f) Each Party represents that it has incurred no obligation or liability for brokerage or finders' fees or similar payment in connection with this Agreement or the transactions contemplated hereby. Each Party shall indemnify and hold the other Party harmless from any claim for brokerage or finders' fees arising out the transactions contemplated hereby by any person claiming to have been engaged by either Party.


                                    ARTICLE 8
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

      This Agreement and the performance of the obligations hereunder will be subject to the following conditions:

      (a) The delivery of audited financial statements of Assure for the years ended December 31, 2000, and 2001;

      (b) Completion of all required corporate and shareholder actions and approvals, if any, including any approvals of all terms and conditions of this Agreement by the board of directors or shareholders of each Party;

      (c) Inventoy shall have a sufficient number of authorized but unissued and unreserved shares of common stock to consummate the transactions contemplated hereby;

      (d) Opinions of counsel to Inventoy that the transactions contemplated hereby do not violate any state or federal securities laws or the regulations of any applicable governmental agencies, and have been duly authorized by Inventoy, or Assure as the case may be;

      (e) Inventoy is listed for quotation on the NASD Over-the-Counter Bulletin Board ("OTCBB") at the Closing Date, and has not received notice of delisting from the OTCBB which has not been withdrawn prior to the Closing Date of the Acquisition;

      (f) Inventoy shall timely file all reports required to be filed pursuant to Section 13 or Section 15 of the Securities Exchange Act of 1934, as amended ("Exchange Act");

      (g) At the Closing Date, Inventoy shall have cash in excess of payables.

      (h) Absence of any event having a material adverse effect on the Parties respective business or financial condition;

      (i) Absence of pending or threatened litigation regarding the Parties respective shares of stock, assets or this Agreement.


                                    ARTICLE 9
                                     NOTICE

      All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when received if sent by fax or overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      To Inventoy:     Edwin Kaplan
                       6786 Willowood Drive, Suite G1006
                       Boca Raton, Florida 33434
                       Telephone: (561) 482-6952
                       Facsimile:  (561) 482-6952
      with a copy to:  Kaplan Gottbetter & Levenson, LLP
                       630 Third Avenue
                       New York, NY 10017
                       Telephone:  (212) 983-6900
                       Facsimile:   (212) 983-9210

      To Assure:       Assure Oil & Gas Inc.
                       6 Adelaide Street East, Suite 300
                       Toronto, Ontario M5C 1H6
                       Telephone:  (416) 360-6481
                       Facsimile:   (416) 360-3761

      To the Shareholders: At the address provided on Exhibit A attached hereto.


                                   ARTICLE 10
                                  MISCELLANEOUS

      (a) Each of Inventoy, Assure and the Shareholders agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

      (b) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, unless otherwise agreed.

      (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws of principles and each party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in New York, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in the State and County of New York.

      (d) The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

      (e) This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement.

      (f) This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

      (g) This Agreement may be amended, modified and supplemented in writing only by the mutual consent of the parties hereto.

      (h) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other parties shall be void and of no effect.

      (i) In the event any party breaches the terms of this Agreement, the non-breaching parties shall be entitled to the recovery of their attorney's fees and other professional costs and fees incurred in enforcing their rights hereunder.

      (j) This writing constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter contained herein. Neither party is relying on any representation or statement not contained in this writing. This Agreement supercedes and cancels any prior agreements relating to the subject matter contained herein.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.



INVENTOY.COM, INC.


By: /s/ Ed Kaplan
    --------------------------------
    Name:  Ed Kaplan
    Title: President and CEO





ASSURE OIL AND GAS, INC.


By:  /s/ James Golla
    --------------------------------
    Name:  James Golla
    Title: President


                                THE SHAREHOLDERS


/s/ Sandra Hall
---------------------------------------
        Sandra Hall

/s/ Shelly Green
---------------------------------------
        Shelly Green


BELESARIUS INDUSTRIES INC.


By:  /s/ D.A. Kent
    --------------------------------
    Name:  D.A. Kent
    Title: President


1083862 ONTARIO LIMITED


By:  /s/ Jack Greenberg
    --------------------------------
    Name:  Jack Greenberg
    Title: President

     /s/ Pritam H. Mahtani
------------------------------------
         Pritam H. Mahtani


TONBRIDGE FINANCIAL CORP.


By: /s/ R.E. Cordes
    --------------------------------
    Name:  R.E. Cordes
    Title: President


PRIVATE INVESTMENT COMPANY LTD.

By:  /s/ Martin Christen
    --------------------------------
    Name:  Martin Christen
    Title: President


FIELDSTON TRADERS LIMITED


By:  /s/ Erwin Sui
    --------------------------------
    Name:  Erwin Sui
    Title: Canadian Power-of-Attorney


HARVESTER EMERGING MARKETS FUND

By:  /s/ R.E. Cordes
    --------------------------------
    Name:  R.E. Cordes
    Title: President


                              Signature Page 1 of 3

/s/ Pritam H. Mahtani
------------------------------------
           Pritam H. Mahtani


LIBREVILLE COMPANY LTD.


By: /s/ Mark Moran
    --------------------------------
    Name:  Mark Moran
    Title: Director


/s/ Hagen Gocht
------------------------------------
             Hagen Gocht


/s/ Grant Robertson
------------------------------------
           Grant Robertson


/s/ Rick C. Bennett
------------------------------------
           Rick C. Bennett


TERAMA COMPANY LIMITED


By:  /s/ R.E. Cordes
    --------------------------------
    Name:  R.E. Cordes
    Title: President

/s/ Anne McGinnis
------------------------------------
            Anne McGinnis

/s/ Lisa Komoroczy
------------------------------------
           Lisa Komoroczy


INTEGRAL BUSINESS SERVICES LTD.


By:  /s/ Blanco Montano
    --------------------------------
    Name:  Blanco Montano
    Title: President


PADDINGTON INC.


By:  /s/ Julie S. Mills
    --------------------------------
    Name:  Julie S. Mills
    Title: for Director:  Grant Covington, Ltd.


HECATE, INC.


By: /s/ J. Michelle Williams
    --------------------------------
    Name:  J. Michelle Williams
    Title: for Director:  Lawrence Adderley, Ltd.


/s/ Thomas Christen
------------------------------------
           Thomas Christen


DART MANAGEMENT CORPORATION


By: /s/ Sheldon Rabin
    --------------------------------
    Name:  Sheldon Rabin
    Title: Vice-President


CRYSTAL OVERSEAS TRADING INC.


By: /s/ Gabriela Krug
    --------------------------------
    Name:  Gabriela Krug
    Title: Director/Secr.


                              Signature Page 2 of 3

DUNCAN SERVICES, LTD.


By: /s/ Carol Liburd-Rawlins
    --------------------------------
    Name:  Carol Liburd-Rawlins
    Title: for Director: Lance Harper, Ltd.


                              Signature Page 3 of 3

                                    EXHIBIT A

                              LIST OF SHAREHOLDERS



                                                                            NUMBER
                                                                             OF              NUMBER
                                                                            ASSURE          OF UNITS
                                                                            SHARES          TO BE
      NAME                               ADDRESS                            OWNED          RECEIVED
----------------------------------------------------------------------------------------------------
Sandra Hall                         118 Humphrey Drive                        47            112,800
                                    Ajax, Ontario, L1S 4Y9

Shelly Green                        300, 6 Adelaide Street East              145            348,000
                                    Toronto, Ontario M5C 1H6

Belesarius Industries Inc.          P.O. Box F-42678                          46            110,400
                                    Freeport, Bahamas

1083862 Ontario Limited             181 Eglinton Avenue East,                 65            156,000
                                    Suite 204
                                    Toronto, Ontario M4P 1J4

Pritam H. Mahtani                   1, North Bridge Road, #17-04              15             36,000
                                    High Street Centre, Singapore
                                    17 90 94
                                    Rep of Singapore

Tonbridge Financial Corp.           BM Box 9562                               65            156,000
                                    27 Gloucester Street
                                    London WC1N 3XX
                                    England, Great Britain

Private Investment Company          Gretton House, Duke Street                65            156,000
Ltd.                                P.O. Box 65
                                    Grand Turk
                                    Turk & Caicos Islands BWI

Fieldston Traders Limited           1311 Howe Street, Suite 305               47            112,800
                                    Vancouver, British Columbia
                                    V6Z 1R7

Harvester Emerging Markets          P.O. Box 42544, Freeport,                 47            112,800
Fund                                Bahamas

Pritam H. Mahtani                   1, North Bridge Road, #17-04              45            108,000
                                    High Street Centre, Singapore
                                    17 90 94
                                    Rep of Singapore

                                                                            NUMBER
                                                                             OF              NUMBER
                                                                            ASSURE          OF UNITS
                                                                            SHARES          TO BE
      NAME                               ADDRESS                            OWNED          RECEIVED
----------------------------------------------------------------------------------------------------
Libreville Company Ltd.             Paseo Estate                              32             76,800
                                    Roadtown
                                    Tortola, BVI

Hagen Gocht                         7230 Oakmount Court                        2              4,800
                                    Ponte Vedra Beach, Florida
                                    32082
                                    USA

Grant Robertson                     1600, 840-7th Avenue SW                    3              7,200
                                    Calgary, Alta T2P 3G2

Rick C. Bennett                     1600, 840-7th Avenue SW                    3              7,200
                                    Calgary, Alta T2P 3G2

Terama Company Limited              P.O. Box F-42566, Freeport,               34             81,600
                                    Bahamas

Anne McGinnis                       236 Alscot Cresent                         6             14,400
                                    Oakville, Ontario L6J 4R4

Lisa Komoroczy                      P.O. Box 1652 Rancho Santa                 6             14,400
                                    Fe, California

Integral Business Services          Suite 209, 1135 Terminal Way               7             16,800
Ltd.                                Reno, Nevada 89502-2168

Paddington Inc.                     P.O. Box 679                              42            100,800
                                    Main Street, Charlestown,
                                    Nevis

Hecate, Inc.                        46 Micoud Street                          42            100,800
                                    Castries, St. Lucia

Thomas Christen                     84 Cane Vale, Crescent No. 2              65            156,000
                                    Christ Church, Barbados W.I.

Dart Management Corporation         Avenue Mont Joie 289 (Bte. 13)            65            156,000
                                    1180 Bruxelles
                                    Belgium

Crystal Overseas Trading            Bleicherweg 14                            65            156,000
Inc.                                P.O. Box 4472
                                    Ch-8022, Zurich

                                                                            NUMBER
                                                                             OF              NUMBER
                                                                            ASSURE          OF UNITS
                                                                            SHARES          TO BE
      NAME                               ADDRESS                            OWNED          RECEIVED
----------------------------------------------------------------------------------------------------
Duncan Inc.                         P.O. Box 625                              41             98,400
                                    244 Main Street
                                    Gibraltar

TOTAL                                                                      -----          ---------
                                                                           1,000          2,400,000


                                    EXHIBIT B

                  LIST OF ASSURE ASSETS AS AT MARCH 31, 2002
                    (ASSETS-EXPRESSED IN CANADIAN DOLLARS)


1)    Cash                                      $   81,580.62

2) To the best knowledge of Assure the following represents the accounts receivable of Assure as of March 31, 2002 and should be considered in conjunction with the audited financial statements of Assure as of December 31, 2001. The revenue receivable does not include Oil revenue from two producing wells for the months of January, February and March 2002. Certain accounts receivable are forward looking accruals or estimates and should be considered accordingly:

ACCOUNTS RECEIVABLE

      Drilling & Completion Advances            $ 441,178.00
      Land Bid Fund                             $  64,132.00
      Government Sales Tax Receivable           $  13,458.49
      Revenue Receivable                        $  42,710.46
                                                ------------

                                                $ 561,478.95

3) "Lands" means the lands described and includes the Petroleum Substances within, upon or under such lands, if any, together with the right to explore for and recover the same insofar as such rights are granted by the leases, reservations, permits, licences, contracts or other documents.

LANDS                                              WORKING                      ENCUMBRANCES
                                                  INTEREST
Enchant Area, Alberta

Township 15 Rge 16 W4M NW/4 Section 2               47.5%               Crown SS, 2% non-convertible GOR
(excluding wellbore  100/12-02-15-16 W4M)                               based on 50% of production
(NG to Base Manville)

Township 15 Rge 16 W4M SE/4 Section 2               47.5%               Crown SS, 2% non-convertible GOR
(NG to Base Manville)                                                   based on 50% of production

Township 15 Rge 16 W4M SW/4 Section 2               47.5%               Crown SS, 2% non-convertible GOR
(NG to Base Manville)                                                   based on 50% of production

Township 15 Rge 16 W4M NE/4 Section 2               47.5%               Crown SS, 2% non-convertible GOR
(NG to Base Manville)                                                   based on 50% of production

LANDS                                              WORKING                      ENCUMBRANCES
                                                  INTEREST
Enchant Area, Alberta (continued)

Township 15 Rge 16 W4M NW/4 Section 2               95%                 Crown SS, 2% non-convertible GOR
(wellbore only 100/12-02-15-16 W4M)                                     based on 100% of production
(NG to Base Manville)

Township 15 Rge 16 W4M Section 3                    95%                 Crown SS, 2% non-convertible GOR
(P&NG from top Manville to Base                                         based on 50% of production
Livingstone)

Township 14 Rge 16 W4M NW/4 of Section 35           95%                 Crown
(P&NG below Mannville)

Township 14 Rge 16 W4M SW/4 of Section 35           95%                 Crown
(P&NG below Mannville)

Wells:                                                                  Status:

100/01-02-015-16 W4M/00                             47.5%               Prod Gas
100/12-02-015-16 W4M/00                             95%                 Abn
100/08-03-015-16 W4M/00                             47.5%               Pump Oil
100/10-03-015-16 W4M/00                             47.5%               Susp Oil
100/10-03-015-16 W4M/02                             47.5%               Flow Oil

Tangibles:

Wellhead and related equipment for each of above wells.

Facilities:          Pipeline Licence #30456
                     3.2 km tie in of the 8-13-15-16 W4M to the Battery located at 5-27-15-16- W4M

                     .56 km tie in from the 10-3-15-16- W4M to the Satellite located 8-3-15-16 W4M

                     .05 km tie in from the 8-3-15-16 W4M to the Satellite located at 8-13-15-16- W4M



Lomond Area, Alberta

Township 18, Rge 23 W4M Section 24                  63%                 Crown
(All P&NG Rights from Surface to Basement)

LANDS                                              WORKING                      ENCUMBRANCES
                                                  INTEREST
Well:                                                                           Status:

100/04-24-018-23 W4M/00                              63%                        Prod Oil

Windfall Area, Alberta

Township 58 Rge 23 W4M Section 24                   100%                        Crown
(P&NG Rights to base Bluesky and Bullhead)


Caroline Area, Alberta

Township 33 Rge 4 W5M W/2 Section 29                 22.5% BPO                  Crown
(All P&NG below base Viking to                       16.875% APO
base Turner Valley)

Twp 33 Rge 4 W5M E/2 Section 29

(All P&NG below base Viking to Manville)

Well:                                                                           Status:

100/04-29-033-04 W5M/00                              22.5% BPO                  Waiting completion/tie in
                                                     16.875% APO

Royce Area, Alberta

Township 83 Rge 7 W6M SW/4 Section 20                16.665%                    Crown & 10% GORR
(P&NG below base Montney to
Basement)

Well:                                                                           Status:

100/05-20-083-07 W6M/00                              16.665%                    Pending completion/tie in
                                                                                Charlie Lake Oil well

North Killam, Alberta

Township 44 Rge 13 W4M Section 20                       60%                     Crown
P&NG from Surface to Basement)

LANDS                                              WORKING                      ENCUMBRANCES
                                                  INTEREST
Hamburg, Alberta

Township 96 Rge 12 W6M Section 14                   65% of Costs        Crown, 5/15% oil, 15% gas
(P&NG from Surface to base Triassic)                48.77% BPO
                                                    39% APO

Haynes/Pine Lake, Alberta

Township 38 Rge 24 W4M Section 22                   12%                 Crown
(P&NG in the Glauconitic SS, P&NG
in the Ellersie MBR)

Well:                                                                   Status:

100/06-22-038-24 W4M/00                             12%                 Abandoned

Haynes/Pine Lake, Alberta (continued)

Township 36 Rge 23 W4M NW/4 Section 7               20% BPO             Lessor 18%
(All NG)                                            12% APO

Township 36 Rge 23 W4M E/2 & SW/4 Section 7         20% BPO             Lessor 20%
(All NG)                                            12% APO

Township 36 Rge 23 W4M  Section 7                   0% BPO              Lessor 20%
(All Petroleum)                                     12% APO

Well:                                                                   Status:

100/11-07-036-23 W4M/00                             20% BPO             Pending completion/tie in
                                                    12% APO             Potential Glauconite Gas well

                                    EXHIBIT C

                 LIST OF ASSURE LIABILITIES AS AT MARCH 31, 2002
                   (LIABILITIES-EXPRESSED IN CANADIAN DOLLARS)


To the best knowledge of Assure the following represents the liabilities of Assure as of March 31, 2002 and should be considered in conjunction with the audited financial statements of Assure as of December 31, 2001. Certain amounts are forward looking accruals or estimates and should be considered accordingly:

1)    Stewart Wright, C.A.  December 2000 and 2001 audits (Estimated)         $    6,000.00
2)    Zapata Energy, Harmatten Account Balance                                $   29,904.06
3)    Sproule Associates-March 1, 2002 reserve report    (Estimated)          $    5,500.00
4)    1420041 Ontario Inc. Jan-March  2002 Corporate Services                 $    4,012.50
5)    Shelly Green, Jan - March 2002 Consulting Services                      $    5,250.00
6)    Belesarius Industries Inc.-Shareholder advance                          $    3,590.00
7)    Private Investment Company Ltd.-Shareholder advance                     $      287.75
8)    EMM Energy Corp. re-entry & completion Lomond well                      $  156,978.36
9)    Provincial Treasurer of Alberta                                         $   11,556.68
10)   Federal Express                                                         $       14.13
                                                                              -------------

                                                                              $  223,093.48

                                    EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT

      This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of April 23, 2002 by and between Inventoy.com, Inc., a Delaware corporation, (the "Company") and the persons listed as shareholders on the signature page hereto (each a "Shareholder" and collectively the "Shareholders").

      WHEREAS, the Shareholders received an aggregate of 2,400,000 Units, each Unit consisting of one (1) share of common stock of the Company (the "Shares"), 1 A Warrant (the "A Warrants") and 1 B Warrant (the "B Warrants") to purchase shares (the "Warrant Shares") of common stock of the Company pursuant to an Acquisition Agreement between the Shareholders, Assure Oil and Gas, Inc. and the Company, dated even date herewith (the "Acquisition Agreement"); and

      WHEREAS, the Company has agreed to provide the Shareholders certain rights as set forth in this Agreement.

      NOW THEREFORE, the parties hereto agree as follows:

      1.    Definitions.

            "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

            "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

            "Commission" means the Securities and Exchange Commission.

            "Effectiveness Period" shall have the meaning set forth in Section
2.

            "Event" shall have the meaning set forth in Section 4.

            "Event Date" shall have the meaning set forth in Section 4.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Filing Date" means, with respect to a Registration Statement, the date ninety (90) days from the date of this Agreement.

            "Holder" or "Holders" means each Shareholder or the Shareholders or such other holder or holders, as the case may be, from time to time of Registrable Securities.

            "Indemnified Party" shall have the meaning set forth in Section
6(c).

            "Indemnifying Party" shall have the meaning set forth in Section
6(c).

            "Losses" shall have the meaning set forth in Section 6(a).

            "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

            "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

            "Prospectus" means the prospectus included in either the Tranche A Registration Statement or the Tranche B Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

            "Registrable Securities" means (1) the Shares received by the Shareholders from the Company pursuant to the Acquisition Agreement; (2) the Warrant Shares issuable upon exercise of the A Warrants received by the Shareholders from the Company pursuant to the Acquisition Agreement (the "A Warrant Shares"); (3) the Warrant Shares issuable upon exercise of the B Warrants received by the Shareholders from the Company pursuant to the Acquisition Agreement (the "B Warrant Shares"); and (4) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Shares and Warrant Shares excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Agreement are not assigned.

            "Registration Statement" means either the Tranche A Registration Statement or the Tranche B Registration Statement, contemplated by Section 2, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

            "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

            "Rule 158" means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

            "Rule 415" means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Tranche A Registrable Securities" means 50% of the Shares and 100% of the A Warrant Shares.

            "Tranche B Registrable Securities" means 50% of the Shares and 100% of the B Warrant Shares.

            "Underwritten Registration" or "Underwritten Offering" means a registration in connection with which securities of the Company are sold to an underwriter for reoffering to the public pursuant to an effective registration statement.

      2.    Shelf Registration.

            (a)   Tranche A Registrable Securities.

            As soon as practicable, the Company shall diligently prepare and file with the Commission a Registration Statement covering the resale of the Tranche A Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 (the "Tranche A Registration Statement"). The Tranche A Registration Statement shall be on Form SB-2 or, if Form SB-2 is not then available, another appropriate form permitting registration of Tranche A Registrable Securities for resale by the Holders in the manner or manners designated by them (including, without limitation, public or private sales). The Company shall use its best efforts to cause the Tranche A Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and to keep such Tranche A Registration Statement continuously effective under the Securities Act until the date which is two (2) years after the date of this Agreement or such earlier date when all Tranche A Registrable Securities covered by such Tranche A Registration Statement have been sold or may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Holders, to such effect (the "Tranche A Effectiveness Period"); provided, however, that the Company shall not be deemed to have used its best efforts to keep the Tranche A Registration Statement effective during the Tranche A Effectiveness Period if it voluntarily or negligently takes any action (or fails to take any action) to suspend, delay or withdraw the effectiveness of the Tranche A Registration Statement under the Securities Act during the Tranche A Effectiveness Period, unless such action is required under applicable law or the Company has filed a post-effective amendment to the Tranche A Registration Statement and the Commission has not declared it effective.

            (b)   Tranche B Registrable Securities.

            Within 18 months of the declared effectiveness of the Tranche A Registration Statement, the Company shall diligently prepare and file with the Commission a registration statement covering the resale of the Tranche B Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 (the "Tranche B Registration Statement"). The Tranche B Registration Statement shall be on Form SB-2 or, if Form SB-2 is not then available, another appropriate form permitting registration of Tranche B Registrable Securities for resale by the Holders in the manner or manners designated by them (including, without limitation, public or private sales). The Company shall use its best efforts to cause the Tranche B Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and to keep such Tranche B Registration Statement continuously effective under the Securities Act until the date which is two (2) years after the date of this Agreement or such earlier date when all Tranche B Registrable Securities covered by such Tranche B Registration Statement have been sold or may be sold pursuant to Rule 144(k) as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Holders, to such effect (the "Tranche B Effectiveness Period"); provided, however, that the Company shall not be deemed to have used its best efforts to keep the Tranche B Registration Statement effective during the Tranche B Effectiveness Period if it voluntarily or negligently takes any action (or fails to take any action) to suspend, delay or withdraw the effectiveness of the Tranche B Registration Statement under the Securities Act during the Tranche B Effectiveness Period, unless such action is required under applicable law or the Company has filed a post-effective amendment to the Tranche B Registration Statement and the Commission has not declared it effective.

            (c)   Underwritten Offering.

            If either the Tranche A Registration Statement or the Tranche B Registration Statement is to be effected in the form of an Underwritten Offering and the managing underwriters thereof advise the Company in writing that in their opinion the amount of Registrable Securities proposed to be sold in such offering exceeds the amount of Registrable Securities which can be sold in such offering, there shall be included in such Underwritten Offering the amount of such Registrable Securities which in the opinion of such managing underwriters can be sold, and such amount shall be allocated pro rata among the Holders proposing to sell Registrable Securities in such Underwritten Offering. No Holder may participate in any Underwritten Offering hereunder unless such Person
(i) agrees to sell its Registrable Securities on the basis provided in any underwriting agreements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such arrangements.

      3. Registration Procedures. For the purposes of this Section 3, the Tranche A Registration Statement and the Tranche B Registration Statement are sometimes referred to collectively as the "Registration Statements." In connection with the Company's registration obligations hereunder, the Company shall:

            (a) Prepare and file with the Commission within the time periods set forth in Section 2 the Registration Statements on Form SB-2 or, if Form SB-2 is not available, another appropriate form permitting registration of Registrable Securities for resale by the Holders in accordance with the method or methods of distribution thereof as specified by the Holders, and use its best efforts to cause the Registration Statements to become effective and remain effective as provided herein; provided, however that, subject only to the Holders providing to the Company in writing information relating to the Holders' proposed method of distribution of Registrable Securities and such other information required by law, not less than ten (10) days prior to the filing of the Registration Statements or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to the Holders copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and
(ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the opinion of counsel to such Holders, to conduct a reasonable investigation within the meaning of the Securities Act. The Holders shall have five days after receipt of the Registration Statements or any related Prospectus or any amendment or supplement thereto to comment on or object to the filing of such documents. The Company shall not file the Registration Statements or any such Prospectus or any amendments or supplements thereto without including any comments reasonably requested by the Holders and shall not file any such documents to which the Holders of a majority of the Registrable Securities shall object.

            (b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statements as may be necessary to keep the Registration Statements continuously effective for the applicable time period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) respond as promptly as practicable to any comments received from the Commission with respect to the Registration Statements or any amendment thereto; and (iv) comply with the provisions of the Securities Act and the Exchange Act with respect to the registration of all Registrable Securities covered by the Registration Statements during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statements as so amended or in such Prospectus as so supplemented.

            (c) Notify the Holders of Registrable Securities to be sold immediately (and, in the case of (i)(A) below, not less than three Business Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one Business Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statements is proposed to be filed; and (B) with respect to the Registration Statements or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to the Registration Statements or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statements covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) if at any time the Registration Statements become stale and are no longer effective; (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (vi) of the occurrence of any event that makes any statement made in the Registration Statements or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statements, Prospectus or other documents so that, in the case of the Registration Statements or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (d) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statements or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

            (e) Furnish to each Holder, without charge, at least one complete copy of each of the Registration Statements and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

            (f) Promptly deliver to each Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus forming part of the effective Registration Statements) and each amendment or supplement thereto as such Persons may reasonably request; and the Company hereby agrees to respond in writing to a written request from the Purchaser with respect to the effectiveness of such Prospectus.

            (g) Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statements; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject.

            (h) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall be free of all restrictive legends, except as required by applicable law, and to enable such Registrable Securities to be in such denominations and registered in such names as any Holder may request at least three (3) Business Days prior to any sale of Registrable Securities.

            (i) Upon the occurrence of any event contemplated by Section 3(c)(vi), as promptly as practicable, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statements nor such Prospectuses will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (j) Use its best efforts to cause all Registrable Securities relating to such Registration Statement to be listed or quoted on any securities exchange, market or over-the-counter bulletin board, if any, on which similar securities issued by the Company are then listed or quoted to the extent required by the rules of such exchange, market or other quotation system.

            (k) Comply with all applicable rules and regulations of the Commission and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 not later than forty-five (45) days after the end of any 12-month period (or ninety (90) days after the end of any 12-month period if such period is a fiscal year) commencing on the first (1st) day of the first (1st) fiscal quarter of the Company after the effective date of the Registration Statements.

            (l) At such time as a Registration Statement has been declared effective by the Commission covering the resale of any Registrable Securities, the Company shall cause its legal counsel to deliver to the Transfer Agent an opinion, subject to the holders of any Registrable Securities making such representations and warranties to Company counsel as it may require, certifying that such Registrable Securities may be sold by the Holders pursuant to such Registration Statement with the purchasers thereof receiving share certificates without restrictive legend, which opinion shall remain effective so long as such Registration Statement remains in full force and effect. In the event that, at any time, such Registration Statement ceases to be effective, the Company shall immediately deliver written notice thereof to the Transfer Agent and the Holders stating that the opinion of the Company's legal counsel may no longer be relied upon by the Transfer Agent (unless and until an additional or amended, as applicable, Registration Statement is so declared effective (with respect to the resale of such Registrable Securities) ). Upon the receipt of any conversion or exercise notice while the Registration Statement is effective, the share certificates representing such Registrable Securities shall bear a restrictive legend unless the Holders, either in connection with the delivery of such notice or thereafter, deliver written notice to the Transfer Agent and the Company (including notice via telecopy) that such Registrable Shares have been sold by the Holders pursuant to such Registration Statement and make such representations and warranties as Company counsel may require, whereupon the Transfer Agent shall issue share certificates to the purchasers thereof without restrictive legend.

      Each Holder covenants and agrees that (i) it will not offer or sell any Registrable Securities under the Registration Statement until it has received copies of the Prospectus as then amended or supplemented as contemplated in
Section 3(f) and notice from the Company that such Registration Statement and any post-effective amendments thereto have become effective and (ii) each Holder and its officers, directors or Affiliates, if any, will comply with the prospectus delivery requirements of the Securities Act as applicable to them in connection with sales of Registrable Securities pursuant to the Registration Statement.

      Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a written notice from the Company of the occurrence of any event of the kind described in Section 3(c)(ii), 3(c)(iii), 3(c)(iv), 3(c)(v) or 3(c)(vi), such Holder will forthwith discontinue disposition of such Registrable Securities until such Holder's receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 3(i), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.

      4.    [Reserved].

      5.    Registration Expenses.

            (a) All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company whether or not a Registration Statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company and, (v) fees and disbursements of all independent certified public accountants referred to in Section 3(a)(ii), (vi) Securities Act liability insurance, if the Company so desires such insurance, and (vii) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange on which similar securities issued by the Company are then listed.

            (b) Notwithstanding anything to the contrary herein, the Holders shall be responsible for the cost of underwriting discounts and commissions if any, applicable to the Registrable Securities, and the fees and expenses of its counsel.

      6.    Indemnification.

            (a) Indemnification by the Company. The Company shall, notwithstanding termination of this Agreement and without limitation as to time, indemnify and hold harmless each Holder, the officers, directors, agents, brokers, investment advisors and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' and expert fees) and expenses (collectively,

"Losses"), as incurred, arising out of or relating to any breach of any warranty or representation contained herein, any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except solely to the extent that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, which information was relied on by the Company for use therein or (ii) such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

            (b) Indemnification by Holders. In connection with the Registration Statement, each Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with the Registration Statement or any Prospectus and agrees to indemnify and hold harmless the Company, their directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of or based solely upon any untrue statement of a material fact contained in the information provided to the Company as provided for hereinabove, and only to the extent, that (i) such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in the Registration Statement or such Prospectus and such information was relied upon by the Company for use in the Registration Statement, such Prospectus or such form of prospectus or (ii) such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was furnished in writing by or on behalf of such Holder to the Company specifically for inclusion in the Registration Statement or such Prospectus and such information was relied upon by the Company for use in the Registration Statement, such Prospectus or such form of prospectus.

            (c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

      An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

      All fees and expenses of the Indemnified Party to which the Indemnified Party is entitled hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party.

            (d) Contribution. If a claim for indemnification under Section 6(a) or 6(b) is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section would apply by its terms (other than by reason of exceptions provided in this Section), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative benefits received by the Indemnified Party and the Indemnifying Party, as the case may be, shall be deemed to be in the same proportion as the total net proceeds received by the Company from the initial sale of the Registrable Securities by the Company to the Purchasers pursuant to the Purchase Agreement and the Warrants bear to the gain, if any, realized by the selling Holder upon the resale thereof. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 6(c), any attorneys' or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party.

      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(d), no Shareholder or Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

      7. Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, they will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales of its securities pursuant to Rule 144. The Company further covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

      8. Remedies. In the event of a breach by the Company, of any of its obligations under this Agreement, each Holder in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement and to obtain preliminary, temporary and injunctive relief without the necessity of posting any bond or undertaking, whether statutory or otherwise, as a pre-requisite to obtaining such injunctive relief, said requirement being hereby waived by the Company. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

      9. Miscellaneous.

            (a) Survival of Warranties. The warranties, representations, and covenants of the Company and the Shareholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Shareholder or the Company.

            (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, legal representatives, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights and obligations created hereby can be assigned by the Company, and any such attempted assignment will be void. Any Shareholder can transfer all or any portion of its rights and obligations hereunder to any other person or entity selected by the Shareholder who is not a competitor of the Company.

            (c) Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City, County and State of New York, USA.

            (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            (f) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by written notice to the other parties. Notices to Holders shall be furnished by the same method to the address(es) provided to the Company in writing by Shareholder.

            (g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Shareholders.

            (h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

            (i) Attorney's Fees. Notwithstanding anything herein to the contrary, in the event of a default by either party of its duties and obligations under this Agreement, the non-defaulting party shall be entitled to recover of the defaulting party, in addition to all other damages and relief, all of its reasonable attorney's fees and costs, in addition to the reasonable costs of any expert witnesses.

            (j) Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein. All prior agreements, understandings and representations are hereby merged into this Agreement.

                          [remainder of page is blank]

      IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

                                  THE COMPANY:

                          INVENTOY.COM, INC.


                          By: /s/ Ed Kaplan
                              ------------------------------
                              Name:  Ed Kaplan
                              Title: President and CEO


                                  THE SHAREHOLDERS:




----------------------------------
         Sandra Hall



----------------------------------
         Shelly Green


BELESARIUS INDUSTRIES INC.



    ------------------------------
    Name:  D.A. Kent
    Title: President


1083862 ONTARIO LIMITED


By:
    ------------------------------
    Name:  Jack Greenberg
    Title: President



----------------------------------
       Pritam H. Mahtani


TONBRIDGE FINANCIAL CORP.


By:
    ------------------------------
    Name:  R.E. Cordes
    Title: President


PRIVATE INVESTMENT COMPANY LTD.


By:
    ------------------------------
    Name:  Martin Christen
    Title: Director


FIELDSTON TRADERS LIMITED


By:
    ------------------------------
    Name:  Erwin Sui
    Title: Canadian Power-of-Attorney


HARVESTER EMERGING MARKETS FUND


By:
    ------------------------------
    Name:  R.E. Cordes
    Title: President


                              Signature page 1 of 2

----------------------------------
       Pritam H. Mahtani


LIBREVILLE COMPANY LTD.


By:
    ------------------------------
    Name:  Mark Moran
    Title: Director



----------------------------------
          Hagen Gocht



----------------------------------
        Grant Robertson



----------------------------------
        Rick C. Bennett


TERAMA COMPANY LIMITED


By:
    ------------------------------
    Name:  R.E. Cordes
    Title: President



----------------------------------
         Anne McGinnis



----------------------------------
        Lisa Komoroczy


INTEGRAL BUSINESS SERVICES LTD.


By:
    ------------------------------
    Name:  Blanca Montano
    Title: President


PADDINGTON INC.


By:
    ------------------------------
    Name:  Julie S. Mills
    Title: for Director -- Grant Covington, Ltd.


HECATE, INC.


By:
    ------------------------------
    Name:  J. Michelle Williams
    Title: for Director -- Lawrence Adderly



----------------------------------
         Thomas Christen


DART MANAGEMENT CORPORATION


By:
    ------------------------------
    Name:  Sheldon Rabin
    Title: Vice-President


CRYSTAL OVERSEAS TRADING INC.


By:
    ------------------------------
    Name:  Gabriela Krug
    Title: Director/Secr.


DUNCAN SERVICES LTD.


By:
    ------------------------------
    Name:  Carol Liburd-Rawlins
    Title: for Director -- Lance Harper, Ltd.


                              Signature page 2 of 2

                                                                       EXHIBIT E
ASSURE OIL & GAS CORP.
6 ADELAIDE STREET WEST, SUITE 300
TORONTO, ONTARIO
M5C 1H6
TELEPHONE: 1 (416) 861-1484
FAX: 1 (416) 861-9623

Gary Freitag                                                       March 9, 2002
Garth Keyte
Evan Stephens

C/o Westerra 2000 Inc.
301-12th Ave. NW
Calgary, Alberta
T2M 0C8

              Re: Acquisition by Assure Oil & Gas Corp. and/or its assigns
                  ("Purchaser") of the Shares of Westerra 2000 Inc. ("Company")

        This letter is forwarded to you in furtherance of the proposed acquisition by Purchasers of the shares and businesses carried on by the Company.

1.      We understand that:

(a) Gary Freitag, Garth Keyte and Evan Stephens ("Vendors") are the registered and beneficial owners of 100% of the issued and outstanding shares of the Company and no other form of equity is outstanding or issuable. At closing, the Vendors will sell all of the shares of the Company owned by them to Purchasers. Currently, the issued and outstanding shares of the Company are held as follows:

        Gary Freitag                 125 shares (62.5%)
        Garth Keyte                  15 shares (7.5%)
        Evan Stephens                60 shares (30%)

(b) Prior to closing, you will provide Purchaser with "audited" financial statements of Company as at and for the years ended March 31, 2000 and March 31, 2002 prepared by an independent firm of chartered accountants;

        Purchaser has relied upon the information verbally conveyed to us and provided to us in the financial information and Tilikum engineering report in making this proposal and this proposal is conditional upon that reliance and the understandings set forth above.

2.      Subject to the following conditions, we agree as follows:

(a) at the closing of the transactions contemplated hereby, Purchaser will purchase from the Vendors all of the issued and outstanding shares of Company owned by the Vendors (the "Shares");

(b) the purchase price payable by Purchaser to the Vendors for the transfer of the Shares shall be up to $800,000 by way of a cash payment on the closing date subject to the sum of 2b(i) and 2b(ii) not exceeding $2,650,000.00 as described below.

        (i) $2,300,000 by repayment on behalf of the Company of the bridge loan between Westerra 2000 Inc. and AltaGas Services Inc. dated June I, 2001 (a copy of which is Schedule "A" attached hereto and forming part of this agreement; and

        (ii) $350,000.00 by repayment on behalf of the Company of the working capital loan from AltaGas Services Inc. to Westerra 2000 Inc. the amount currently outstanding as of the effective date which is indicated on the payout report from AltaGas on Schedule "B" attached hereto and forming part of this agreement

        (iii) upon Purchaser recovering 100% of the total of 2b(i), 2b(ii) along with the $800,000.00 cash payment the Vendor shall have the option to request the Purchaser reconvey a 25% working interest in the properties outlined in the Tilikum engineering report or to allow the Purchaser the right to maintain a 100% interest in the properties. If the Vendor elects to have the Purchaser reconvey a 25% working interest in the properties outlined in the Tilikum report the interests will be in the following percentages : Roswell Petroleum Corporation (62.5%), 970313 Alberta Ltd.. (30%) and Lloyd Venture I Inc. (7.5%) .

        (iv) Purchaser shall establish a payout account consisting of the Bridge Loan Value, Working Capital Loan and the Share Purchase Price Value.

               Purchaser shall apply against the payout account the monthly net income from the monthly Operating Statement. It is understood that Administrative Overhead shall not exceed $1,250.00 per month.

(c) the cash portion of the purchase price shall be allocated to the Vendors pro rata pursuant to the percentage ownership of shares as described in paragraph 1(a) or as may otherwise be directed by the Vendors prior to closing.

3.       The conditions precedent to closing are as follows:

(a) the confirmation, to the satisfaction of Purchaser, of the condition and values attributed to the assets and liabilities, real or contingent, and business carried on by the Company;

(b) the confirmation, to the satisfaction of Purchaser, of the financial condition and legal status of each of the Company and Vendors;

(c) the provision by the Company to Purchaser of the financial statements referred to in paragraph 1(b), in form and substance satisfactory to Purchaser, which Purchaser shall have the right to review with the Company's firm of independent accountants at its sole cost and expense;

(d) the Company having carried on its business in the ordinary course since March 27,2000 and there not being any material adverse change in the financial affairs or business of the Company prior to the closing of the transactions;

(e) the obtaining of the approval of all regulatory authorities having jurisdiction over the proposed transaction, if required and any necessary consents to the change of control of the Company if required,

(f) the entering into of an employment agreement on terms consistent with the industry, with Gary Freitag for a minimum period of 6 months following the closing of the transactions;

(g) the entering into an Area of Mutual Interest agreement with the Vendors for a period of two (2) years following the closing of the transactions covering all lands outlined on Schedule "C" attached hereto and forming part of this agreement;

(h) definitive agreements respecting the transactions set out herein being agreed to, executed and delivered;

(i)     the receipt by Purchaser of satisfactory legal opinions with respect to:

               (i) the due completion of all corporate matters on the part of Purchaser, the Company and Vendors related to the transactions contemplated hereby;

               (ii)   the title of Company to the assets owned by it; and

               (iii) the terms of the proposed acquisition complying with all applicable legislation, regulations, rules and orders of regulatory and other bodies having jurisdiction; and

(j) Purchasers being permitted unrestricted access to all of the Company's records and Purchaser having received all requested cooperation from the Company and their respective officers, directors and employees.

(k) The execution of the Farmout and Option Agreement dated March 9th, 2002 between Nevarro Energy Ltd., Assure Oil & Gas Corp., Roswell Petroleum Corporation, 970313 Alberta Ltd.. and Lloyd Venture I Inc.(attached hereto as Schedule "D")

(l) The NE1/4 26 Twp 49 Rge 28 W3M will be posted for the August 3, 2002 Crown land sale. The bid and cost for these lands will be shared in the following interests and ratios: Nevarro 25%, Assure Oil & Gas Corp. 25%, Roswell Petroleum Corporation 31.25%, Lloyd Venture I Inc. 3.75% and 970313 Alberta Ltd. 15%.

(m) Purchaser will attempt to lease the freehold lands in the NW1/4 26 Twp. 49 Rge 28 W3M. If successful the lease and cost will be shared in the following interests and ratios: Nevarro 25%, Assure Oil & Gas Corp. 25%, Roswell Petroleum Corporation 31.25%, Lloyd Venture I Inc. 3.75% and 970313 Alberta Ltd. 15%.

(n) Purchaser will attempt to lease the freehold lands in the SW1/4 26 Twp. 49 Rge 28 W3M. If successful the lease and cost will be shared in the following interests and ratios: Nevarro 25%, Assure Oil & Gas Corp.25%, Roswell Petroleum Corporation 31.25%, Lloyd Venture I Inc. 3.75% and 970313 Alberta Ltd.. 15%.

        The effective date of the transaction shall be April 1, 2002 and the parties shall use all reasonable efforts to close the transaction on or before April 15, 2002. Any adjustments required shall be made as of the effective date and other undertakings to be completed by the parties as contemplated herein shall take place on the closing date.

        If the Purchaser's proposals set forth herein are acceptable to you, Purchaser will conduct its due diligence activities between the date hereof and the date of closing of the transactions and will prepare for your consideration a form of sale and purchase agreement and other required documentation. We will each bear our own costs in relation to the transactions contemplated hereby.

        Purchaser undertakes to use all reasonable efforts to expedite these matters and the completion of the transactions. By executing a copy of this offer in the space provided below, each of you also agrees to use all reasonable efforts to conclude the transactions described herein and agrees to refrain from dealing with any other potential purchaser of the businesses referred to herein. If this transaction is not closed on or before May 1, 2002, by reason of default by either the Vendors or the Purchaser then the non defaulting party shall have the option but not the obligation to nullify and void this agreement and no party shall have any obligation to any other hereunder. Each party shall maintain strict confidentiality with respect to the transactions except that we may each make disclosure to our advisors as necessary and each comply with any disclosure requirements of any regulatory body having jurisdiction over the matter.

        If this proposal is acceptable to you, sign the enclosed copies of this letter in the space provided and return one copy, fully executed, to the undersigned on or before 5:00 p.m. (Calgary time) on March 19, 2002, failing which this offer will lapse and become null and void.

                                                   Yours very truly,

                                                   ASSURE OIL & GAS CORP..


                                                   Per: ______________

This page 5 is the execution page to the Letter of Intent dated March 9, 2002 between Assure Oil and Gas Corp. And Westerra 2000 Inc

AGREED TO THIS _____ DAY OF ___________________, _______

__________________________
GARY FREITAG

AGREED TO THIS _____ DAY OF ___________________, _______

__________________________________
GARTH KEYTE

AGREED TO THIS _____ DAY OF ___________________, _______

__________________________________
EVAN STEPHENS

This page 6 is the execution page to the Letter of Intent dated March 9, 2002 between Assure Oil and Gas Corp. And Westerra 2000 Inc



AGREED TO THIS _____ DAY OF ___________________, _______

ROSWELL PETROLEUM CORPORATION

PER: ________________________________     TITLE: _______________________________


AGREED TO THIS _____ DAY OF ___________________, _______

LLOYD VENTURE I INC.

PER: ________________________________     TITLE: _______________________________


AGREED TO THIS _____ DAY OF ___________________, _______

970313 ALBERTA LTD.

PER: ________________________________     TITLE: _______________________________


AGREED TO THIS _____ DAY OF ___________________, _______


NEVARRO ENERGY LTD.

PER: ________________________________     TITLE: ____________________________

                                  SCHEDULE "A"

THIS IS SCHEDULE "A" ATTACHED TO AND FORMING PART OF A LETTER OF INTENT DATED THE 9TH DAY OF MARCH, 2002, BETWEEN ASSURE OIL & GAS CORP. AND WESTERRA 2000 INC.

(THE BRIDGE LOAN AGREEMENT BETWEEN ALTAGAS SERVICES INC AND WESTERRA 2000 INC. DATED JUNE 1,2001 WILL BE ATTACHED AS SCHEDULE "A")

                                  SCHEDULE "B"

THIS IS SCHEDULE "B" ATTACHED TO AND FORMING PART OF A LETTER OF INTENT DATED THE 9TH DAY OF MARCH, 2002, BETWEEN ASSURE OIL & GAS CORP. AND WESTERRA 2000 INC.

(THIS SCHEDULE WILL CONTAIN THE OUTSTANDING AMOUNT OWED BY WESTERRA TO ALTAGAS FOR WESTERRAS CAPITAL LOAN AGREEMENT WHICH IS ESTIMATED TO BE APPROXIMATELY $350,000 ON MARCH 1, 2002 ALTAGAS HAS INDICATED THAT THEY WILL HAVE A CURRENT NUMBER ON OR BEFORE MARCH 15, 2002)

                                  SCHEDULE "C"

THIS IS SCHEDULE "C" ATTACHED TO AND FORMING PART OF A LETTER OF INTENT DATED THE 9TH DAY OF MARCH, 2002, BETWEEN ASSURE OIL & GAS CORP. AND WESTERRA 2000 INC.

(THIS SCHEDULE WILL CONTAIN THE ATTACHED LAND PLAT WHICH WILL BE THE AREA OF MUTUAL INTEREST LANDS AS INDICATED IN CLAUSE 3(a) OF THE LETTER OF INTENT)